SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

------------

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 24, 2006

Petroleum Development Corporation

(Exact Name of Registrant as Specified in Charter)

Nevada                                0-7246                                95-2636730

(State or Other Jurisdiction        (Commission                       (IRS Employer

of Incorporation)                        File Number)                     Identification No.)

103 East Main Street; Bridgeport, WV    26330

(Address of Principal Executive Offices)

Registrant's telephone number, including area code    304-842-3597

no change

(Former Name or Former Address, if Changed Since Last Report

Item 5.04.  Temporary Suspension of Trading under Registrant's Employee Benefit Plans.

On May 24, 2006, Petroleum Development Corporation (the "Company") sent a notice to participants in the Company's Employee Profit Sharing Plan and the Company's 401(k) Plan (collectively, the "Plans") informing them that, due to the merger of the Plans and a change in the administrators/trustees of the plans  to Fidelity Management Trust Company, a blackout period under the 401(k) Plan will begin on June 24, 2006 and is expected to end on July 28, 2006; and under the Employee Profit Sharing Plan will begin on June 24, 2006 and is expected to end on August 25, 2006. The notice stated that, during the blackout period, participants in the 401(k) Plan and the Employee Profit Sharing Plan will not be able to transfer or reallocate funds, change contribution rates, make new investment elections or request loans, withdrawals or final distributions from the 401(k) Plan or the Employee Profit Sharing Plan.  Other changes in the Plans include a new menu of investment choices, the added option to purchase Company stock in the Plans, and participants directing the investment of their portion of the Profit Sharing Plan.

On May 26, 2006, the Company also sent a notice (the "BTR Notice") to its executive officers and directors informing them that, pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and the SEC's rules adopted thereunder, they would be prohibited from purchasing and selling shares of the Company's common stock (including derivative securities pertaining to such shares) on the open market or otherwise during the blackout period.  A copy of the BTR Notice is attached hereto as Exhibit 99.1 and is incorporated herein by reference.  The Company provided the BTR Notice to its executive officers and directors within five business days of May 24, 2006, which is the date that notices were mailed to participants in the 401(k) Plan and the Employee Profit Sharing Plan.

During the blackout period and for a period of two years after the ending date of the blackout period, a holder of the Company's securities or other interested person may obtain, without charge, information regarding the actual beginning and ending dates of the blackout period by contacting Ms. Celesta Miracle, Vice President Investor Relations and Communications, at 304-842-6256, or by sending correspondence to her at 103 East Main Street, P.O. Box 26, Bridgeport, West Virginia 26330.  Other inquiries regarding the blackout period also should be directed to Ms. Miracle.

Item 9.01.              Financial Statements and Exhibits.

Exhibit No. Description

99.1             Notice to Executive Officers and Directors of Petroleum Development Corporation Regarding Blackout Period under 401(k) Plan and Employee Profit Sharing Plan and Restrictions on Ability to Trade in Company Securities

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Petroleum Development Corporation

Date  May 26, 2006

By  /s/ Darwin L. Stump

        Darwin L. Stump

        Chief Financial Officer